Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-52765, 333-134211, 333-162619, 333-176401, and 333-224441) of Fastenal Company of our report dated February 5, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 5, 2026